EXHIBIT 99.1


Featherlite, Inc.
P.O Box 320
Highway 63 & 9
Cresco, Iowa 52136

April 15, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re: Letter to Commission Pursuant to Temporary Note 3T

Ladies and Gentlemen:

         Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Arthur Andersen LLP ("Andersen") has represented to us, by letter dated April 15, 2002, that its audit of the financial statements of Featherlite, Inc., for the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,

Featherlite, Inc.

/s/ Conrad D. Clement

Conrad D. Clement
President and Chief Executive Officer